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                                                                Exhibit 10.2
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On UMB Letterhead



                             January 24, 2002



Mr. Ronald L. Krutzman
Treasurer and Assistant Secretary
Laclede Gas Company
720 Olive Street
St. Louis, MO  63101

Dear Mr. Krutzman:

UMB Bank, n.a. (the "Bank") is pleased to provide a $10,000,000 committed line of credit maturing January 31, 2003 to Laclede Gas Company ("Laclede") for general corporate purposes and for commercial paper backup. The Bank will comply with requests for advances with maturity dates of 90 days or less under the line of credit until January 31, 2003. Our officers will make short-term loans to Laclede under the following terms.

All borrowings will be priced at Laclede's option at: (i) Bank's prime rate,
(ii) at LIBOR for a similar principal amount and maturity plus 1/4 of 1%,
(iii) the Bank's Certificate of Deposit rate for similar maturity plus
1/2 of 1%, or (iv) the Federal Funds interest rate for similar maturity plus 1/4 of 1%. Notes issued under this line shall not exceed 90 days. If a note is outstanding with a maturity after January 31, 2003, the note may be renewed in whole or in part provided no note shall mature later than May 1, 2003.

Interest shall be payable at maturity or on date of repayment. Interest shall be computed on the basis of actual 365/366 days for prime rate and Federal Funds rate borrowings and on actual 360 day basis for LIBOR or CD loans. Notes issued may be prepaid at any time without penalty.

It is understood that any loans obtained by any subsidiary of Laclede Gas Company, whether or not they are guaranteed by Laclede Gas Company, are excluded from this agreement and shall not be charged against the line of credit described above.


Main Office
2 South Broadway
P.O. Box 66919
St. Louis, Missouri
63166-6919
(314) 621-1000
umb.com

Member FDIC

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                                                          January 24, 2002
UMB                                                                 Page 2



This line of credit is contingent upon payment to Bank by Laclede of a fee in the amount of 10 basis points per annum ($10,000) and the Bank receiving a properly executed promissory note that is satisfactory to the Bank for each advance.

Laclede agrees to provide the Bank with quarterly financial statements in a timely manner and other information, which may be reasonably requested by Bank. This letter, a/k/a the Committed Line of Credit Agreement, constitutes the entire understanding between the Bank and Laclede Gas Company regarding the line of credit.




UMB BANK, n.a.


By: /s/ Nicholas J. Maher
Name: Nicholas J. Maher
Title: Vice President



Accepted the 28th day of January, 2002



Laclede Gas Company

By: /s/ Ronald L. Krutzman
Name: Ronald L. Krutzman
Title: Treasurer and Assistant Secretary

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